 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of MPLX LP of our report dated February 24, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the changes discussed in Note 4 to the consolidated financial statements, which is as of May 1, 2017 relating to the financial statements and the effectiveness of internal control over financial reporting of MPLX LP, which appears in MPLX LP’s Current Report on Form 8-K dated May 1, 2017.

/s/ PricewaterhouseCoopers LLP

Toledo, Ohio
January 8, 2018